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                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in Amendment No. 1 to the Prospectus and Registration Statement (Form S-4) of TCF Financial Corporation for the registration of up to 7,050,000 shares of its common stock, which is incorporated by reference in the Prospectus and Registration Statement (Form S-3) of TCF Financial Corporation for the registration of up to 800,000 shares of its common stock of our report dated January 27, 1997, with respect to the consolidated financial statements of Standard Financial, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 filed with the Securities and Exchange Commission.

                                           ERNST & YOUNG LLP

                                           /s/ ERNST & YOUNG LLP

Chicago, Illinois
May 23, 1997